No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. The securities offered hereby have not been and will not be registered under the United States Securities Act of 1933, as amended (the "US Securities Act") or any state securities laws. Accordingly, the securities offered hereby may not be offered or sold within the United Slates of
America, its territories or possessions or to, or for the account of, a U.S.
person (as such term is defined in Regulation S under the US Securities Act)
except in transactions exempt from the registration requirements of the US
Securities Act and applicable state securities laws. This short form prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities within such jurisdictions. See "Plan of Distribution".

INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS FROM DOCUMENTS
FILED WITH SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA. Copies of
the documents incorporated herein by reference may be obtained on request without charge from the President, Algonquin Power Management Inc., 2845 Bristol
Circle. Oakville, Ontario, L6H 7H7, telephone (905) 465-4500 and fax
(905)465-4540, and are also available electronically at www.sedar.com. For the purpose of the Province of Quebec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained without charge from the
President, Algonquin Power Management Inc. at the above-mentioned address and telephone number and is also available electronically at www.sedar.com.

                   AMENDED AND RESTATED SHORT FORM PROSPECTUS

New Issue                                                      November 10, 2006

                                  ALGONQUIN
                                  [LOGO] POWER
                                         INCOME FUND

                           ALGONQUIN POWER INCOME FUND

                                   $60,000,000

    6.20% CONVERTIBLE UNSECURED SUBORDINATED DEBENTURES DUE NOVEMBER 30, 2016

This short form prospectus qualifies the distribution of 6.20% convertible unsecured subordinated debentures (the "Series 2 Debentures") of Algonquin Power
Income Fund (the "Fund") due November 30, 2016 (the "Maturity Date") at a price of $1,000 per Series 2 Debenture. The Series 2 Debentures will be dated November
22, 2006 and will bear interest at an annual rate of 6.20%, payable semi-annually in arrears on May 31 and November 30 in each year (or the immediately following business day if any interest payment date would not otherwise be a business day), commencing on May 31, 2007. The May 31, 2007 interest payment will represent accrued interest for the period from the closing date of the offering to May 31, 2007. Further particulars concerning the attributes of the Series 2 Debentures are set out under "Details of the
Offering".

--------------------------------------------------------------------------------
                              CONVERSION PRIVILEGE

Each Series 2 Debenture will be convertible into trust units of the Fund ("Trust
Units") at the option of the holder at any time prior to the close of business on the earlier of the business day immediately preceding the Maturity Dale and the business day immediately preceding the date specified by the Fund for redemption of the Series 2 Debentures, at A conversion price of $11 .00 per
Trust Unit (the "Conversion Price") being a ratio of approximately 90.9091 Trust
Units per $1,000 principal amount of Series 2 Debentures, subject to adjustment in accordance with the trust indenture governing the terms of the Series 2
Debentures. Holders converting their Series 2 Debentures will receive accrued and unpaid interest thereon for the period from the last interest payment date on their Series 2 Debentures to the date of conversion. Further particulars concerning the conversion privilege, including provisions for the adjustment of the Conversion Price in certain events, are set out under "Details of the
Offering -- Conversion Privilege". A HOLDER OF SERIES 2 DEBENTURES WILL NOT BE
ENTITLED TO DEFERRED TAX TREATMENT ON THE CONVERSION, REDEMPTION OR REPAYMENT AT
MATURITY OF SUCH SERIES 2 DEBENTURES. SEE "CANADIAN FEDERAL INCOME TAX
CONSIDERATIONS".
--------------------------------------------------------------------------------

The Series 2 Debentures may not be redeemed by the Fund prior to November 30,
2010 (except in the case of a change of control). Thereafter, but prior to
November 30, 2012, the Series 2 Debentures may be redeemed by the Fund, in whole at any time or in part from time to time, on not more than 60 days' and not less than 30 days' prior notice, at A redemption price equal to the principal amount thereof plus accrued and unpaid interest, provided that the weighted-average trading price of the Trust Units on the Toronto Stock Exchange (the "TSX") for
the 20 consecutive trading days ending five trading days preceding the date on which notice of redemption is at least 125% of the Conversion Price. On or after
November 30, 2012 and prior to the Maturity Date, the Series 2 Debentures may be redeemed by the Fund, in whole or in part from time to lime, on not more than 60 days' and not less than 30 days' prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest. The Fund may, at its option, on not more than 60 days' and not less than 40 days" prior notice and subject to any required regulatory approvals, unless an event of default has occurred and is continuing elect to satisfy its obligation to repay the principal amount of the Series 2 Debentures which are to be redeemed or which have matured by issuing Trust Units to the holders of the Series 2 Debentures.
Further particulars of the interest, redemption, repurchase and maturity provisions of the Series 2 Debentures are set out under "Details of the
Offering".

The TSX has conditionally approved the listing of the Series 2 Debentures and the Trust Units issuable on conversion, redemption or maturity of the Scries 2
Debentures. Listing will be subject to the Fund fulfilling all of the requirements of the TSX on or before January 14, 2007.

Since its formation in 1997, the Fund has acquired direct and indirect equity and/or debt interests in a diverse portfolio of operating assets and currently owns or has interests in 48 hydroelectric generating facilities, one energy-from-waste facility. 10 landfill gas-fired generating facilities, three natural gas-fired cogeneration facilities, two natural gas/wood waste-fired generating facilities, three bio-mass fired generating facilities and one wind energy generating facility. In addition, the Fund owns 17 water distribution /
water reclamation facilities in the United States.

The terms of this offering were established through negotiation between between
Algonquin Power Management Inc. (the "Manager") on behalf of the Fund and BMO
Nesbitt Bums Inc. ("BMO"), CIBC World Markets Inc. ("CIBC"), National Bonk
Financial Inc. ("National Bank"), Scotia Capital Inc., RBC Dominion Securities
Inc., TD Securities Inc. ("TD"), Canaccord Capital Corporation, Dundee
Securities Corporation, FirstEnergy Capital Corp., HSBC Securities (Canada) Inc.
and Raymond James Ltd. (collectively, the "Underwriters'"). The Manager is wholly-owned by the shareholders of Algonquin Power Corporation Inc.

The Underwriters as principals, conditionally offer the Series 2 Debentures, subject to prior sale, if, as and when issued and sold by the Fund and accepted by the Underwriters in accordance with She conditions contained in the underwriting agreement and referred to under "Plan of Distribution" and subject to the approval of certain legal matters on behalf of the Fund by Blake, Cassels
& Graydon LLP and on behalf of the Underwriters by Cassels Brock & Blackwell
LLP. THREE OF THE UNDERWRITERS, BMO, NATIONAL BANK AND TD, ARC SUBSIDIARIES OF
CANADIAN CHARTERED BUNKS WHICH PROVIDED A LINE OF CREDIT TO THE FUND.
CONSEQUENTLY, THE FUND MAY BE CONSIDERED A CONNECTED ISSUER OF THESE
UNDERWRITERS UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION. AS AT NOVEMBER 9,
2006, THE INDEBTEDNESS OF THE FUND TO SUCH BANKS AMOUNTED TO APPROXIMATELY $1
14.6 MILLION. SUBSTANTIALLY ALL OF THE PROCEEDS FROM THIS OFFERING WILL BE USED
TO PAY OUTSTANDING INDEBTEDNESS TO SUCH BATTLES. SEE "PLAN OF DISTRIBUTION". THE
FUND IS NOT A TRUST COMPANY AND IS NOT REGISTERED UNDER APPLICABLE LEGISLATION
GOVERNING TRUST COMPANIES, AS IT DOCS NOT CARRY ON OR INTEND TO CARRY ON THE
BUSINESS OF A TRUST COMPANY. The Underwriters may effect transactions which stabilize or maintain the market price for the Series 2 Debentures at levels other than those which otherwise might prevail in the open market. See "Plan of
Distribution"'.

The Series 2 Debentures and the Trust Units into which the Series 2 Debentures are convertible, will not at the date of closing of this offering, be precluded as investments under certain statutes. See "Eligibility for Investment".

The head office and principal business office of the Fund is located at 2845
Bristol Circle, Oakville, Ontario, L6H 7H7.

                  ---------------------------------------------

                    Price: 100% plus accrued interest, if any

                  ---------------------------------------------

                                                                       Net Proceeds to the
                               Price to the Public  Underwriters' Fee       Fund(1)
                               -------------------  -----------------  -------------------

Per Series 2 Debenture ......      $     1,000         $    40.00          $    960.00
Total .......................      $60,000,000         $2,400,000          $57,600,000

Notes:

(1)   Before deduction of the expenses of this offering, estimated at $300,000, which, together with the Underwriters' fee. will be paid by the Fund out of the proceeds of this offering.

The issued and outstanding Trust Units are listed for trading on the TSX under the trading symbol "APF.UN". The closing price of the Trust Units on the TSX on
November 9, 2006 was $9.51.

Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. The closing of this offering is expected to occur on or about
November 22, 2006 or such later slate as the Manager, the Fund and the
Underwriters may agree, but in any event not later than November 24, 2006. At closing, a book-entry only certificate representing the Series 2 Debentures will be issued in registered form to The Canadian Depository for Securities Limited
("CDS"), or its nominee. Except as noted herein, physical certificates will not be issued to purchasers of Series 2 Debentures, and purchasers of Series 2
Debentures will only receive a confirmation of purchase from the Underwriter or dealer from or through whom Series 2 Debentures are purchased.

                                      - 2 -

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

        Events of Default.....................................................!7

                                      - 3 -

CERTIFICATE OF ALGONQUIN POWER INCOME FUND...................................C-l
CERTIFICATE OF THE UNDERWRITERS..............................................C-2

                                      - 4 -

                       DOCUMENTS INCORPORATED BY REFERENCE

      The following documents of the Fund, filed with the provincial securities commissions or similar authorities in each of the provinces of Canada, are specifically incorporated by reference and form part of this short form prospectus:

      (a)   the annual information form of the Fund (the "Annual Information
            Form") dated March 31, 2006;

      (b)   consolidated financial statements of the Fund as at and for the years ended December 31, 2005 and 2004 together with the auditors'
            report thereon;

      (c)   management's discussion and analysis of financial condition and results of operations of the Fund as at and for the periods ended
            December 31, 2005 and 2004 (the "MD&A");

      (d)   unaudited comparative consolidated financial statements of the Fund contained in the amended second quarter report to Unitholders of the
            Fund for the six months ended June 30, 2006 and 2005;

      (e)   management's discussion and analysis of financial condition and results of operations of the Fund as at June 30, 2006 and for the six months ended June 30, 2006 and 2005;

      (f)   material change report dated and filed May 19, 2006 in respect of a take-over bid for AirSource Power Fund I LP;

      (g)   material change report dated and filed July 4, 2006 in respect of the take-over bid for AirSource Power Fund I LP; and

      (h)   management information circular dated March 23, 2006 prepared in connection with the Fund's annual meeting of Unitholders held on
            April 27, 2006.

      Any documents of the type referred to in the preceding paragraph or required to be incorporated by reference herein under National Instrument 44-101
- Short Form Prospectus Distributions, including any interim financial statements, material change reports (excluding confidential reports), business acquisition reports or information circulars, which the Fund files with a securities commission or other similar securities regulatory authority in Canada after the date of this short form prospectus and prior to the termination of this distribution will be deemed to be incorporated by reference into this short form prospectus.

      ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE
INCORPORATED BY REFERENCE IN THIS SHORT FORM PROSPECTUS SHALL BE DEEMED TO BE
MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS SHORT FORM PROSPECTUS TO THE EXTENT
THAT A STATEMENT CONTAINEDIN THIS SHORT FORM PROSPECTUS OR IN ANY OTHER
SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY
REFERENCE IN THIS SHORT FORM PROSPECTUS MODIFIES OR SUPERSEDES SUCH STATEMENT.
THE MODIFYING OR SUPERSEDING STATEMENT DOES NOT HAVE TO STATE THAT IT HAS
MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET
FORTH IN THE DOCUMENT THAT IT MODIFIES OR SUPERSEDES. THE MAKING OF A MODIFYING
OR SUPERSEDING STATEMENT IS NOT TO BE DEEMED AN ADMISSION FOR ANY PURPOSES THAT
THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A
MISREPRESENTATION, AN UNTRUE STATEMENT OF A MATERIAL FACT OR AN OMISSION TO
STATE A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR THAT IS NECESSARY TO MAKE
A STATEMENT NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT IS MADE.
ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO
MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS SHORT FORM PROSPECTUS.

      INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS FROM
DOCUMENTS FILED WITH SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA.
Copies of the documents incorporated herein by

                                      - 5 -

reference may be obtained on request without charge from the President,
Algonquin Power Management Inc., 2845 Bristol Circle, Oakville, Ontario, L6H
7H7, telephone (905) 465-4500 and fax (905) 465-4540, and are also available electronically at www.sedar.com. For the purpose of the Province of Quebec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained without charge from the President, Algonquin Power Management Inc. at the above mentioned address and telephone number and is also available electronically at www.sedar.com.

      TERMS USED BUT NOT OTHERWISE DEFINED HEREIN HAVE THE MEANING ASCRIBED
THERETO IN THE ANNUAL INFORMATION FORM WHICH IS INCORPORATED HEREIN BY
REFERENCE.

                           FORWARD-LOOKING STATEMENTS

      Certain statements contained in this short form prospectus, and in certain documents incorporated by reference herein, are forward-looking and reflect the views of the Fund and the Manager. When used herein and therein, the words
"may", "would", "could", "will", "intend", "plan", "anticipate", "believe",
"estimate", "expect", "potential", "continue" and similar expressions, as they relate to the Fund or its management, are intended to identify forward-looking statements. Since forward-looking statements address future events and conditions, by their very nature, they involve inherent risks and uncertainties.
Forward looking statements are not guarantees of the Fund's future performance or results and are subject to various factors, including, but not limited to, assumptions such as those relating to: the performance of the Fund's assets, commodity market prices, interest rates and environmental and other regulatory requirements. Reference is also made to the section entitled "Risk Factors" in the Annual Information Form. Although the Fund and the Manager believe that the assumptions inherent in these forward-looking statements are reasonable, undue reliance should not be placed on these statements, which apply only as of the dates at which such statements were made. The Fund and the Manager are not obligated nor do either of them intend to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, unless otherwise required under applicable securities laws.

                                NON-GAAP MEASURES

      The term "Cash Available for Distribution" is used in this short form prospectus. Management uses this calculation to monitor the amount of cash generated by the Fund as compared to the amount of cash distributed by the Fund.
Cash Available for Distribution is not a recognized measure under generally accepted accounting principles ("GAAP") in Canada and does not have a standardized meaning prescribed by GAAP. Cash Available for Distribution is presented in this short form prospectus since the Fund believes this non-GAAP measure is a relevant measure of its ability to earn and distribute cash returns to the Unitholders. Cash Available for Distribution as computed by the Fund may differ from similar computations as reported by other similar organizations and, accordingly, may not be comparable to similar measures as reported by such organizations. A calculation of Cash Available for Distribution can be found in the MD&A.

                       ALGONQUIN POWER INCOME FUND GENERAL

      Algonquin Power Income Fund is an unincorporated open-ended trust established under the laws of Ontario. The Fund was created to acquire direct or indirect equity interests in hydroelectric generating facilities located in
Canada and the United States. The Fund has since expanded its mandate and will consider investment opportunities which provide stable cash flow from electrical generation, energy and pipeline facilities. Potential candidates could include wind, biomass, biogas or natural gas energy generating facilities or facilities within a regulated utility.

      The Fund, through its interests in the Fund Businesses, is engaged, indirectly, primarily in the business of generating and marketing electrical energy within the independent power generation industry. As at September 30,
2006, the Fund holds equity interests, directly and indirectly, in 48 hydroelectric generating facilities

                                      - 6 -

located in Ontario (5), Quebec (12), Newfoundland (1), Alberta (!}, New York
State (13), New Hampshire (13), Vermont (2) and New Jersey (1) representing aggregate installed generating capacity of approximately 143 MW and one wind energy generating facility located in Manitoba with installed capacity of approximately 99 MW. The Fund holds equity interests in one energy-from-waste facility in Ontario with an installed generating capacity of 10 MW, 10 landfill gas-fired facilities in California, New Jersey, New Hampshire and Minnesota with total installed generating capacity of 34 MW and three natural gas-fired cogeneration facilities in each of Connecticut, New Jersey and California with an installed capacity of approximately 113 MW. In addition, the Fund owns partnership, share and debt interests in three bio-mass fired generating facilities with combined installed capacity of approximately 70 MW located in
Alberta, Quebec and Nova Scotia. The Fund holds minority term investments in two natural gas/wood waste-fired generating facilities with joint installed capacity of approximately 138 MW located in northern Ontario. In addition to its electricity generating assets, the Fund owns 17 regulated water distribution /
water reclamation facilities in Arizona, Illinois, Missouri and Texas. The facilities are grouped into four business segments: hydroelectric segment, natural gas cogeneration segment, alternative fuel segment and infrastructure segment. Reference is made to the section entitled "The Developments" in the
Annual Information Form.

      The Fund has four principal direct and indirect subsidiaries - Algonquin
Holdco, a wholly-owned subsidiary of the Fund; Algonquin Canada, a subsidiary of
Algonquin Holdco; Algonquin America, a subsidiary of Algonquin Canada; and AWRA, a wholly-owned subsidiary of Algonquin America. Interests in certain of the facilities in Canada are directly or indirectly owned by Algonquin Canada.
Interests in certain of the facilities in the United States are directly or indirectly owned by Algonquin America and AWRA. In many cases, interests in the facilities are held by partnerships or corporations which are in turn owned by
Algonquin Canada, Algonquin America or AWRA. See the Annual Information Form-
"The Fund", "Description of the Business" and "Trust Unit and Loan Capital of
the Fund".

      In addition to owning shares of Algonquin Holdco, the Fund is the sole beneficiary of Algonquin Power Trust, an unincorporated open-ended trust established under the laws of Ontario and the sole indirect beneficiary of
Algonquin Power Operating Trust, an unincorporated open-ended trust established under the laws of Alberta. Algonquin Power Trust has been established to own certain generating assets of the Fund and other related investments and to operate and lease such assets for the purposes of generating operating revenues for the Fund.

      An unlimited number of Trust Units may be issued pursuant to the
Declaration of Trust. Each Trust Unit is transferable and represents an equal undivided beneficial interest in any distribution from the Fund, whether of net income, net realized capital gains or other amounts, and in any net assets of the Fund in the event of the termination or winding-up of the Fund. All Trust
Units will rank among themselves equally and rateably without discrimination, preference or priority. Trust Units are not subject to future calls or assessments, except that future offerings of Trust Units may be issuable for consideration payable in installments, in which case the Fund may take security over any such Trust Units, and each Trust Unit entitles the holder thereof to one vote for each whole Trust Unit held at all meetings of Unitholders. Except as set out in the Annual Information Form- "Declaration of Trust- Redemption
Right", the Trust Units have no conversion, retraction, redemption or pre-emptive rights. Additional Trust Units may be issued in the future.

      The rights and provisions of the Trust Units can only be amended by a resolution at a duly held meeting of Unitholders where two-thirds of the Units represented vote to amend such rights. The Trustees may, without the approval of
Unitholders, authorize certain amendments to the Declaration of Trust, including amendments:

      (a)   for the purpose of ensuring continuing compliance with the applicable laws, regulations, requirements or policies of any governmental authority having jurisdiction over the Trustees or the
            Fund;

      (b)   which, in the opinion of the Trustees, provide additional protection for the Unitholders;

      (c)   to remove any conflicts or inconsistencies in the Declaration of
            Trust or to make corrections that are, in the opinion of the
            Trustees, necessary or desirable and not materially prejudicial to the rights of Unitholders; or

                                      - 7 -

      (d)   which, in the opinion of the Trustees, are necessary or desirable as a result of changes in or in the administration or interpretation of taxation laws.

      The head office and principal business office of the Fund is located at
2845 Bristol Circle, Oakville, Ontario, L6H 7H7.

RECENT DEVELOPMENTS

Take-over Bid for AirSource Power Fund ILP

      On May 15, 2006, the Fund caused an affiliated entity, Algonquin
(AirSource) Power LP (the "Offeror") to make an offer (the "Offer") to acquire all of the outstanding limited partnership units (the "AirSource Units") of
AirSource Power Fund I LP ("AirSource"). The Offer was made by way of a formal take-over bid. The consideration offered for each AirSource Unit was one exchangeable limited partnership unit (an "Exchangeable Unit") of the Offeror, representing an equivalent price of $10.00 per AirSource Unit, based on the volume weighted average price of the Trust Units on the Toronto Stock Exchange for the 20 trading days ending May 9, 2006, the day before the Offer was announced. Each Exchangeable Unit is entitled, subject to available cash in the
Offeror, to receive monthly distributions equivalent to the distributions paid on the Trust Units and will be exchangeable by the holder, at any time, into
0.9808 Trust Units. AirSource unitholders also had the option of immediately exchanging their Exchangeable Units and receiving Trust Units for their
AirSource Units under the Offer.

      An aggregate of 6,003,910 AirSource Units, representing approximately
92.4% of the outstanding AirSource Units, were deposited in acceptance of the
Offer and were taken up and paid for by the Offeror. A total of 3,863,554
Exchangeable Units and a total of 2,099,261 Trust Units were delivered by the
Offeror pursuant to the Offer.

      Pursuant to the compulsory acquisition provisions of the AirSource limited partnership agreement, the Offeror acquired the remaining 496,090 AirSource
Units not already acquired by the Offeror pursuant to the Offer on the same terms as were offered under the Offer.

      In November 2004, Algonquin Power Operating Trust indirectly provided
AirSource with a construction debt / cost overrun / term debt financing credit facility (the "Subordinated Debt Facility"), in the maximum amount of up to approximately S69.4 million, the proceeds of which are being utilized to fund the construction cost of a portion of the 99 MW St. Leon wind energy generating facility being constructed by AirSource. Prior to taking up and paying for
AirSource Units pursuant to the Offer, the Fund caused Algonquin Power Operating
Trust to assign its rights to receive payments under the Subordinated Debt
Facility to the Offeror as a capital contribution in exchange for 5,983,030 non-exchangable limited partnership units ("Ordinary Units") of the Offeror. As additional advances are made by Algonquin Power Operating Trust under the
Subordinated Debt Facility, the right to receive payments in respect of such additional advances will be assigned to the Offeror. As consideration for the assignment of such additional payment receipt rights, Algonquin Power Operating
Trust will subscribe, and the Offeror will issue, additional Ordinary Units on the basis of one Ordinary Unit for every $10.00 of additional principal amount outstanding under the Subordinated Debt Facility.

      Copies of the Offerer's take-over bid circular and related documents are available electronically at www.sedar.com under AirSource's SEDAR profile.

St. Leon Facility Completion Status

      As of June 17, 2006, the 99 MW St. Leon wind energy generating facility achieved commercial operation status under the power purchase agreement with The
Manitoba Hydro-Electric Board. However, certain issues are still outstanding between an AirSource affiliate, St. Leon Wind Energy GP Inc. ("St. Leon GP") and
Vestas-

                                      - 8 -

Canadian Wind Technology, Inc. ("Vestas") pursuant to the turn-key construction contract dated November 12, 2004 (the "Turn-key Contract"), including St. Leon
GP's assertion that certain contractual milestones have not been achieved. As a result, St. Leon GP believes it is entitled to payment of ongoing liquidated damages under the Turn-key Contract until such milestones are met and is recognizing such amounts in its financial statements. Vestas has advised St.
Leon GP that it disputes the continuing payment of such amounts and, commencing
July 11, 2006, Vestas has discontinued further liquidated damage payments.
Notwithstanding this, Vestas is continuing its efforts to complete the aspects of the construction work required to satisfy the outstanding milestones. St.
Leon GP continues to hold substantial security posted by Vestas in respect of
Vestas' obligations under the Turn-key Contract and which security, in the opinion of AirSource, will be sufficient to address any amounts proven to be properly due and owing by Vestas to St. Leon GP under the Turn-key Contract.

      An AirSource affiliate entered into a credit agreement dated August 12,
2005 with a syndicate of Canadian banks to provide approximately $73 million in senior construction and term debt financing. Under the credit agreement, the conditions precedent to conversion of the construction financing to a term credit facility included Vestas achieving commercial operation of the St. Leon facility under the Turn-key Contract on or before September 30, 2006. As a result of the ongoing issues with Vestas, such commercial operation has been delayed and AirSource received a waiver from such senior lenders deferring such requirement until October 31, 2006. Through further discussions with such senior lenders, AirSource obtained an amendment to the credit agreement to remove the requirement of achieving commercial operation of the St. Leon facility as a condition precedent to such conversion, and conversion to a term credit facility has now occurred. Such amendment provides that if resolution of certain outstanding issues under the Turn-key Contract is not achieved on or before the first anniversary of the date of the amendment, the lenders of the senior debt may require that equity distributions derived from the St. Leon facility be suspended.

Acquisition of Additional Water Utility Businesses

      On July 7, 2004, Algonquin Water Resources of America, Inc., an indirect subsidiary of the Fund, entered into an agreement with the Bankruptcy Estate of
Johnny A. McLain and Linda M. McLain to acquire seven water utilities comprising approximately 1,300 retail water customers (the "McLain Water Businesses")
located near the City of Sierra Vista, Arizona for total proceeds of US$1.0 million, which purchase price was subject to certain adjustments relating to the terms of the approval of the proposed transaction by the Arizona State regulator. In accordance with the terms of the approval granted on June 27,
2006, the purchase price for the McLain Water Businesses was adjusted to
US$696,752. All required approvals have been obtained for the transfer of the assets and customers comprising the McLain Water Businesses to wholly-owned subsidiaries of Algonquin Water Resources of America, Inc.

Filing of Prospectus for Issuance of Additional Trust Units

      On October 25, 2006, the Fund filed a short form prospectus qualifying the distribution of 6,440,000 Trust Units at a price of $10.10 per Trust Unit (the
'Trust Unit Offering"). The Fund had also granted to the Underwriters under the
Trust Unit Offering an over-allotment option to purchase up to an additional
644,000 Trust Units at $10.10 per Trust Unit, exercisable in whole or in part and at any time up to the thirtieth (30th) day following the date of the closing of the Trust Unit Offering, on the same terms and conditions as the Trust Unit
Offering, solely to cover over-allotments, if any. As a result of the proposals announced by the Minister of Finance on October 31, 2006 to impose a tax on distributions from certain publicly traded income trusts and partnerships, the
Fund, the Manager and the Underwriters subsequently agreed, among other things, to defer the closing of the Trust Unit Offering. The parties have since agreed to terminate the Trust Unit Offering.

DIVERSIFIED GROWTH STRATEGY

      The Fund may, where practical and economic, expand its current operations.
All investment opportunities must meet established guidelines and are subject to review by the Trustees. Such facilities will only be acquired if the Fund believes that the acquisition will likely result in an increase in distributable cash per Trust Unit,

                                      - 9 -

otherwise meet the Fund's acquisition guidelines and is in accordance with the
Fund's objectives, as set out in the Declaration of Trust. The Trustees believe that the stability and sustainability of cash flows to Unitholders may be enhanced through the diversification of the current asset portfolio.
Opportunities providing long term, statistically predictable future cash flows whose risk profile is generally consistent with the existing portfolio of energy and infrastructure assets will be considered. See the Annual Information Form-
"Development of the Business -Acquisition Guidelines".

      The management of the Manager has extensive experience and contacts in the independent power industry in Canada and the United States and is expected, but is not obligated, to continue presenting appropriate acquisition opportunities to the Fund. Under the terms of the revised management compensation structure implemented between the Manager and the Fund, the Manager will not be paid any acquisition or transaction related fees in respect of acquisitions by the Fund.
See the Annual Information Form- "Development of the Business - The Manager and
the Operator" and "Governance, Management and Operations".

                           TRUST UNIT AND LOAN CAPITAL

TRUST UNIT CAPITAL OF THE FUND

      As of November 9, 2006, the Fund had 72,702,985 Trust Units outstanding.

      Pursuant to the Offer made by the Offerer to acquire all issued and outstanding AirSource Units, the Fund entered into the an exchange agreement dated as of April 24, 2006 (the "Exchange Agreement") pursuant to which holders of each Exchangeable Unit may exchange such unit for 0.9808 Trust Units of the
Fund. As of November 9, 2006, an aggregate of 3,431,534 Exchangeable Units are outstanding. If all outstanding Exchangeable Units in the Offeror are exchanged, an additional 3.365,649 Trust Units will be issued by the Fund pursuant to the
Exchange Agreement.

      The Fund currently has outstanding $84,980,000 principal amount of 6.65%
convertible unsecured subordinated debentures of the Fund due July 31, 2011 (the
"Series 1 Debentures"). If all of the principal amount of the Series 1
Debentures were converted by the holders thereof, an additional 7,979,341 Trust
Units will be issued by the Fund pursuant to the terms of the trust indenture governing the Series 1 Debentures.

      See the Annual Information Form- "Declaration of Trust" for a description of the rights, attributes, privileges and conditions attaching to the Trust
Units.

LOAN CAPITAL OF THE FUND

Credit Line

      The Fund has available the Credit Line provided by a syndicate of Canadian banks in the maximum principal amount of $175.0 million, which was renewed by the Fund on August 29, 2006. The Credit Line provides for a general operating facility of $20.0 million and the balance for acquisition funding purposes.

      As of November 9, 2006, the Fund had approximately $1 14.6 million outstanding under the Credit Line, of which $94.6 million was for acquisition purposes and $20.0 million was for general operating purposes. In addition, the
Fund has used the Credit Line to post (i) a letter of credit in the approximate amount of US$19.5 million in respect of bond liabilities assumed in connection with the acquisition of the Sanger Facility, (ii) a $1 million letter of credit to the Minister of the Environment (Alberta) pursuant to the Use of Works
Agreement in respect of the Dickson Dam Facility; (iii) letters of credit for the EFW Facility totaling $4.5 million, (iv) letter of credit to Niagara Mohawk in respect of the LFG Facilities totaling USS0.9 million, (v) letter of credit to the main contractor in respect of the construction of the St. Leon Facility totalling $14.6 million, and (vi) various other letters of credit required by the Fund entities totalling $0.3 million. As security for repayment of such line of

                                     - 10 -

credit, the Fund has, among other things, provided a fixed and floating charge over all Fund Businesses and pledged the shares of certain Fund entities to the banking syndicate. As a requirement of the Credit Line, the Fund has to maintain certain financial covenants. The Fund is in material compliance with the terms of the agreements governing the Credit Line and no waiver of any breach has occurred thereunder.

      While the Fund maintains a credit rating of triple B plus ('BBB+') by
Standard & Poors, any amounts outstanding under the Credit Line bear interest at a rate equal to the banker's acceptance or London Interbank Offered Rate (LIBOR)
plus a margin of 1.125% with no additional margins. Interest is payable monthly.
Letters of credit attract a fee equal to 1.125% of the letter of credit value.
The unused portion of the Credit Line attracts an annual standby fee equal to
0.30% payable quarterly. These rates will change should the credit rating of the
Fund change. On November 3, 2006, Standard & Poors placed the Fund's BBB+
long-term corporate credit rating and the Fund's SR-2 Canadian stability rating on credit watch with negative implications following the announcement by the
Fund that it had postponed the Trust Unit Offering and this offering.

      The credit agreement in respect of the Credit Line stipulates that the amount outstanding under the Credit Line is due and payable on maturity (August
28,2008).

Fund Debentures

      The Fund issued the Series I Debentures under and pursuant to the provisions of a trust indenture dated as of July 20, 2004 (the "Trust
Indenture") between the Fund and CISC Mellon Trust Company, as debenture trustee. The Series 1 Debentures are limited in the aggregate principal amount of $85,000,000, of which $84,980,000 principal amount is currently outstanding.
The Fund may, however, from time to time, without the consent of the holders of the Series 1 Debentures, issue additional debentures. For a description of the attributes of the Series I Debentures, see the Annual Information Form - "Trust
Unit and Loan Capital of the Fund - Loan Capital of the Fund - Fund Debentures",

      The Fund will issue the Series 2 Debentures under and pursuant to the provisions of the Trust Indenture, as amended by a supplemental trust indenture
(the "Supplemental Indenture") to be entered into between the Fund and CIBC
Mellon Trust Company, as debenture trustee.

                           CONSOLIDATED CAPITALIZATION

      The following table sets forth the consolidated capitalization of the Fund as at the dates indicated:

                                                         OUTSTANDING AS OF JUNE    OUTSTANDING AS OF JUNE
                                                         30, 2006 BEFORE GIVING    30, 2006 AFTER GIVING
                  AUTHORIZED     DECEMBER 31, 2005      EFFECT TO THIS OFFERING   EFFECT TO THIS OFFERING
                  ----------  ------------------------  ------------------------  ------------------------
                               (in thousands of Canadian dollars except Trust Unit amounts)

Trust Units(1)    unlimited           $654,176                  $674,140                  $674,140
                              (69,691,592 Trust Units)  (71,792,730 Trust Units)  (71,792,730 Trust Units)

Convertible       unlimited           $85,000                   $84,980                   $144,980
Debentures

Long-Term Debt        --              $157,002                  $265,795                $208,495(2)

Other Long-Term       --              $29,537                   $25,813                   $25,813
Liabilities(3)

Notes:

                                     - 11 -

(1) As of November 9, 2006, an aggregate of 3,431,534 Exchangeable Units of
Algonquin (AirSource) Power LP were outstanding. If all of such Exchangeable
Units arc exchanged for Trust Units, an additional 3,365,649 Trust Units will be issued.

(2) Assumes the use of all of the net proceeds of this offering, after deduction of expenses of the offering, for repayment of amounts owing under the Credit
Line.

(3) Other lone-term liabilities consist of various long-term liabilities, including customer deposits in the Fund's infrastructure segment, certain advances from developers, deferred water rights and other term liabilities.

                            EARNINGS COVERAGE RATIOS

      The Fund's interest requirements after giving effect to the issue of the
Series 2 Debentures and the repayment on the Credit Line of approximately $57.3 million, amounted to $17.6 million for the twelve months ended December 31, 2005 and $19.1 million for the twelve months ended June 30, 2006. The Fund'sinco me before interest, income taxes and minority interest on a reported basis for the twelve months ended December 31, 2005 was $29.4 million. The Fund's income before interest, income taxes and minority interest for the twelve months ended
June 30, 2006 on a reported basis was S40.4 million. The Fund's Cash Available for Distribution before interest expense was $82.5 million for the fiscal year ended December 31. 2005, which was 4.7 times the Fund's interest requirements for the period, and $85.9 million for the twelve months ended June 30, 2006, which was 4.5 times the Fund's interest requirements for the period. The manner in which Cash Available for Distribution is calculated is set out in the MD&A.

                                 USE OF PROCEEDS

      The net proceeds to the Fund from the sale of Series 2 Debentures offered hereby are estimated to be approximately $57.3 million, after deducting the fees payable to the Underwriters and the estimated expenses of the offering. It is anticipated that all of the net proceeds of this offering will be used to repay outstanding indebtedness under the Credit Line. The bank indebtedness to be repaid by the net proceeds of this offering was incurred primarily to indirectly fund the construction of the St. Leon wind energy generating facility and for acquisitions and capital expenditures in the Fund's infrastructure segment.

      Three of the Underwriters are subsidiaries of Canadian chartered banks which provided the Credit Line to the Fund. Consequently, the Fund may be
considered a connected issuer of those Underwriters under applicable Canadian securities legislation. See "Plan of Distribution" and "Trust Unit and Loan
Capital".

                            DETAILS OF THE OFFERING

      The following description of the Series 2 Debentures is a brief summary of their material attributes and characteristics, which does not purport to be complete and is qualified in its entirety by reference to the Trust Indenture as amended by the Supplemental Trust Indenture (as supplemented, the "Indenture")
governing the Series 2 Debentures. The following summary uses words and terms which will be defined in such Indenture. For full particulars, reference is made to the Indenture.

      The Series 2 Debentures will be issued under and pursuant to the provisions of the Indenture dated as of July 20, 2004, as will be supplemented by the Supplemental Indenture, between the Fund and CIBC Mellon Trust Company
(the "Debenture Trustee"). An initial tranche of Series ! Debentures, being
6.65% convertible unsecured subordinated debentures due July 31, 2011, in the aggregate principal amount of $85 million was issued on July 20, 2004. The
Series 2 Debentures constitute a second tranche of debentures which will be issuable under the terms of the Indenture. The Series 2 Debentures will be limited in the aggregate principal amount of $60,000,000, The Fund may, however, from time to time, without the consent of the holders of the Series 2
Debentures, issue additional debentures in addition to the Series 2 Debentures offered hereby. The Series 2 Debentures will be issuable only in denominations of $1,000 and integral multiples thereof. At the closing of this offering, the
Series 2 Debentures will be available for delivery in book-entry form only through the facilities of

                                     - 12 -

CDS. Holders of beneficial interests in the Series 2 Debentures will not have the right to receive physical certificates evidencing their ownership of Series
2 Debentures except under certain circumstances described under "Details of the
Offering - Book Entry, Delivery and Form". No fractional Series 2 Debentures will be issued.

      The Series 2 Debentures will bear interest from the date of issue at 6.20%
per annum, which will be payable semi-annually on May 31 and November 30 in each year, commencing on May 31, 2007 (each, an "Interest Payment Date"); the first payment will include accrued and unpaid interest for the period from the closing of this offering to May 31, 2007. Interest will be payable based on a 365-day year. The interest on the Series 2 Debentures will be payable in lawful money of
Canada as specified in the Indenture. At the option of the Fund, subject to applicable law, the Fund may deliver Trust Units to an agent who shall sell such
Trust Units on behalf of the Fund in order to raise funds to satisfy all or any part of the Fund's obligations to pay interest on the Series 2 Debentures, but in any event, the holders of Series 2 Debentures shall be entitled to receive cash payments equal to the interest otherwise payable on the Series 2
Debentures. See "Details of the Offering - Unit Interest Payment Election".

      The principal on the Series 2 Debentures will be payable in lawful money of Canada or, at the option of the Fund and subject to applicable regulatory approval, by delivery of Trust Units to satisfy in whole or in part its obligation to repay principal under the Series 2 Debentures as further described under "Details of the Offering -Payment upon Redemption or Maturity" and
"Details of the Offering - Redemption and Purchase".

      The Series 2 Debentures will be direct obligations of the Fund and will not be secured by any mortgage, pledge, hypothec or other charge and will be subordinated to other liabilities of the Fund as described under "Details of the
Offering - Subordination". The Indenture does not restrict the Fund from incurring additional indebtedness for borrowed money or from mortgaging, pledging or charging its assets to secure any indebtedness.

      The Series 2 Debentures will be transferable, and may be presented for conversion, at the principal offices of the Debenture Trustee in Toronto,
Ontario, Montreal, Quebec and Calgary, Alberta.

CONVERSION PRIVILEGE

      The Series 2 Debentures will be convertible at the holder's option into fully paid, non-assessable and freely-tradeable Trust Units at any time prior to
5:00 p.m. (Toronto time) on the earlier of the business day immediately preceding the Maturity Date and the business day immediately preceding the date specified by the Fund for redemption of the Series 2 Debentures, at a conversion price of $11.00 per Trust Unit (the "Conversion Price") being a ratio of approximately 90.9091 Trust Units per S1,000 principal amount of Series 2
Debentures. No adjustment will be made for distributions on Trust Units issuable upon conversion; however, holders converting their Series 2 Debentures shall be entitled to receive, in addition to the applicable number of Trust Units, accrued and unpaid interest in respect thereof for the period up to but excluding the date of conversion from the latest Interest Payment Date.
Notwithstanding the foregoing, no Series 2 Debentures may be converted on any
Interest Payment Date and during the five business days preceding May 31 and
November 30 in each year, as the registers of the Debenture Trustee will be closed during such periods.

      Subject to the provisions thereof, the Indenture provides for the adjustment of the Conversion Price in certain events including: (a) the subdivision or consolidation of the outstanding Trust Units; (b) the distribution of Trust Units to holders of Trust Units by way of distribution or otherwise other than an issue of securities to holders of Trust Units who have elected to receive distributions in securities of the Fund in lieu of receiving cash distributions paid in the ordinary course; (c) the issuance of options, rights or warrants to holders of Trust Units entitling them to acquire Trust
Units or other securities convertible into Trust Units at less than 95% of the then Current Market Price (as defined below under "Details of the Offering -
Payment upon Redemption or Maturity") of the Trust Units; and (d) the
distribution to all holders of Trust Units of any securities or assets (other than cash distributions and equivalent distributions in securities paid in lieu of cash distributions in the ordinary course). There will be no adjustment of the Conversion Price in respect of any event described in (b), (c) or (d) above if, subject to prior regulatory approval, the holders of the Series 2 Debentures are allowed to participate as though

                                     - 13 -

they had converted their Series 2 Debentures prior to the applicable record date or effective date. The Fund will not be required to make adjustments in the
Conversion Price unless the cumulative effect of such adjustments would change the Conversion Price by at least 1%.

      In the case of any reclassification or change (other than a change resulting only from consolidation or subdivision) of the Trust Units or in case of any amalgamation, consolidation or merger of the Fund with or into any other entity, or in the case of any sale, transfer or other disposition of the properties and assets of the Fund as, or substantially as, an entirety to any other entity, the terms of the conversion privilege shall be adjusted so that each Series 2 Debenture shall, after such reclassification, change, amalgamation, consolidation, merger or sale, be exercisable for the kind and amount of securities or property of the Fund, or such continuing, successor or purchaser entity, as the case may be, which the holder thereof would have been entitled to receive as a result of such reclassification, change, amalgamation, consolidation, merger or sale if on the effective date thereof it had been the holder of the number of Trust Units into which the Series 2 Debenture was convertible prior to the effective date of such reclassification, change, amalgamation, consolidation, merger or sale.

      No fractional Trust Units will be issued on any conversion of the Series 2
Debentures, but in lieu thereof the Fund shall satisfy such fractional interest by a cash payment equal to the Current Market Price of such fractional interest.

REDEMPTION AND PURCHASE

      The Series 2 Debentures may not be redeemed by the Fund before November
30, 2010 (except in the case of a change of control). See "Details of the
Offering - Put Right upon a Change of Control". Thereafter, but prior to
November 30, 2012, the Series 2 Debentures may be redeemed at the option of the
Fund, in whole at any time or in part from time to time, on not more than 60 days' and not less than 30 days' prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, provided that the weighted-average trading price of the Trust Units on the TSX for the 20 consecutive trading days ending five trading days preceding the date on which notice of redemption is at least 125% of the Conversion Price. On or after
November 30, 2012 and prior to the Maturity Date, the Series 2 Debentures may be redeemed by the Fund, in whole or in part from time to time, on not more than 60 days' and not less than 30 days' prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest.

      The Fund will have the right to purchase Series 2 Debentures in the market, by tender or by private contract subject to regulatory requirements;
provided, however, that if an Event of Default (as defined below) has occurred and is continuing, the Fund will not have therig ht to purchase the Series 2
Debentures by private contract.

      In the case of redemption of less than all of the Series 2 Debentures, the
Series 2 Debentures to be redeemed will be selected by the Debenture Trustee on a pro rata basis or in such other manner as the Debenture Trustee deems equitable, subject to the consent of the TSX.

PAYMENT UPON REDEMPTION OR MATURITY

      On redemption or on the Maturity Date, the Fund will repay the indebtedness represented by the Series 2 Debentures by paying to the Debenture
Trustee in lawful money of Canada an amount equal to the principal amount of the outstanding Series 2 Debentures, together with accrued and unpaid interest thereon. The Fund may, at its option, on not more than 60 days' and not less than 40 days' prior notice and subject to any required regulatory approvals, unless an Event of Default (as defined below) has occurred and is continuing, elect to satisfy its obligation to repay, in whole or in part, the principal amount of the Series 2 Debentures which are to be redeemed or which have matured by issuing and delivering freely tradeable Trust Units to the holders of the
Series 2 Debentures. The number of Trust Units to be issued will be determined by dividing the principal amount of the Series 2 Debentures which are to be redeemed or have matured by 95% of the Current Market Price of the Trust Units
on the date fixed for redemption or the maturity date, as the case may be. No fractional Trust Units

                                     - 14 -

will be issued to holders of Series 2 Debentures but in lieu thereof the Fund shall satisfy such fractional interest by a cash payment equal to the Current
Market Price of such fractional interest.

      Provided the Trust Units are then listed on the TSX, the term "Current
Market Price" is defined in the Indenture to mean the weighted average trading price of the Trust Units on the TSX for the 20 consecutive trading days ending on the fifth trading day preceding the date of the applicable event.

UNIT INTEREST PAYMENT ELECTION

      Unless an Event of Default (as defined below) has occurred and is continuing, the Fund may elect, from time to time, subject to applicable regulatory approval, to issue and deliver Trust Units to an agent for sale in order to raise funds to satisfy the Fund's obligations to pay interest on the
Series 2 Debentures in accordance with the Indenture (the "Unit Interest Payment
Election") in which event holders of the Series 2 Debentures will be entitled to receive a cash payment equal to the interest payable from the proceeds of the sale of such Trust Units. The Indenture provides that, upon such election, such agent shall (i) accept delivery of Trust Units from the Fund, (ii) accept bids with respect to, and consummate sales of, such Trust Units, each as the Fund shall direct in its absolute discretion, (iii) invest the proceeds of such sales in short-term Canadian government obligations which mature prior to the applicable Interest Payment Date and deliver proceeds to holders of Series 2
Debentures sufficient to satisfy the Fund's interest payment obligations; and
(iv) perform any other action necessarily incidental thereto. The amount received by a holder in respect of interest will not be affected by whether or not the Fund elects to utilize the Unit Interest Payment Election.

      Neither the Fund's making of the Unit Interest Payment Election nor the consummation of sales of Trust Units pursuant thereto will (a) result in the holders of Series 2 Debentures not being entitled to receive on the applicable
Interest Payment Date cash in an aggregate amount equal to the interest payable on such Interest Payment Date, or (b) entitle such holders to receive any Trust
Units in satisfaction of the interest payable on the applicable interest payment date.

CANCELLATION

      All Series 2 Debentures converted, redeemed or purchased as aforesaid will be cancelled and may not be reissued or resold.

SUBORDINATION

      The payment of the principal of, and interest on, the Series 2 Debentures will be subordinated in right of payment, in the circumstances referred to below and more particularly as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness of the Fund. "Senior Indebtedness" of the Fund
is defined in the Indenture as all indebtedness of the Fund, other than the
Series 2 Debentures and any other debentures issued under the Indenture,
(whether outstanding as at the date of the Indenture or thereafter created, incurred, assumed or guaranteed), and including, for greater certainty, claims of trade creditors of the Fund, which by the terms of the instrument creating or evidencing the indebtedness, is not expressed to be pari passu with, or subordinate in right of payment to, the Series 2 Debentures.

      The Indenture provides that in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation or reorganization in connection with or as a result of an insolvency or bankruptcy proceeding or other similar proceedings relative to the Fund, or to its property or assets, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Fund, whether or not involving insolvency or bankruptcy, or any marshalling of the assets and liabilities of the Fund, all creditors under any Senior
Indebtedness will receive payment in full before the holders of Series 2
Debentures will be entitled to receive any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in any such event in respect of any of the Series 2 Debentures or any unpaid interest accrued thereon.

                                     - 15 -

      In addition to the foregoing, pursuant to the terms of the Indenture, neither the Debenture Trustee for, nor the holders of, the Series 2 Debentures shall be entitled to demand or otherwise attempt to enforce in any manner, institute proceedings for the collection of, or institute any proceedings against the Fund, including, without limitation, by way of any bankruptcy, insolvency or similar proceedings or any proceeding for the appointment of a receiver, liquidator, trustee or other similar official (it being understood and agreed that the Debenture Trustee and/or the holders of the Series 2 Debentures shall be permitted to take any steps necessary to preserve the claims of the holders of Series 2 Debentures in any such proceeding and any steps necessary to prevent the extinguishment or other termination of a claim or potential claim as a result of the expiry of a limitation period), or receive any payment or benefit in any manner whatsoever on account of indebtedness represented by the
Series 2 Debentures other than as set forth in the Indenture at any time when
(i) an event of default (howsoever designated) has occurred and is continuing under the Credit Line, or (ii) an event of default (howsoever designated) has occurred under any other Senior Indebtedness and is continuing and, in each case, notice of such event of default has been given by or on behalf of the lender or lenders party to such Senior Indebtedness to the Fund pursuant to such
Senior Indebtedness (the "Senior Indebtedness Postponement Provisions").

      The Series 2 Debentures will also be subordinate to claims of creditors of the Fund.

PRIORITY OVER TRUST UNIT DISTRIBUTIONS

      The Declaration of Trust of the Fund provides that certain expenses and liabilities of the Fund must be deducted in calculating the amount to be distributed to Unitholders. Accordingly, the funds required to satisfy the interest payable on the Series 2 Debentures, as well as the amount payable upon redemption or maturity of the Series 2 Debentures or upon an Event of Default
(as defined below), will be deducted and withheld from the amounts that would otherwise be available for payment as distributions to Unitholders.

PUT RIGHT UPON a CHANGE OF CONTROL

      Upon the occurrence of a change of control of the Fund involving the acquisition of voting control or direction over 66 2/3% or more of the outstanding Trust Units by any person or group of persons acting jointly or in concert (a "Change of Control"), each holder of Series 2 Debentures may require the Fund to purchase, on the date which is 30 days following the giving of notice of the Change of Control as set out below (the "Put Date"), the whole or any part of such holder's Series 2 Debentures at a price equal to 101 % of the principal amount thereof (the "Put Price") plus accrued and unpaid interest to the Put Date.

      If 90% or more in the aggregate principal amount of the Series 2
Debentures outstanding on the date of the giving of notice of the Change of
Control have been tendered for purchase on the Put Date, the Fund will have the right to redeem all the remaining Series 2 Debentures on such date at the Put
Price, together with accrued and unpaid interest to such date. Notice of such redemption must be given to the Debenture Trustee prior to the Put Date and as soon as possible thereafter, by the Debenture Trustee to the holders of the
Series 2 Debentures not tendered for purchase.

      The Indenture contains notification provisions to the effect that:

      (a)   the Fund will promptly give written notice to the Debenture Trustee of the occurrence of a Change of Control and the Debenture Trustee will thereafter give to the holders of Series 2 Debentures a notice of the Change of Control, the repayment right of the holders of
            Series 2 Debentures and the right of the Fund to redeem untendered
            Series 2 Debentures under certain circumstances; and

      (b)   a holder of Series 2 Debentures, to exercise the right to require the Fund to purchase its Series 2 Debentures, must deliver to the
            Debenture Trustee, not less than five business days prior to the Put
            Date, written notice of the holder's exercise of such right, together with a duly endorsed form of transfer.

                                     - 16 -

      The Fund will comply with the requirements of Canadian securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of the Series 2 Debentures in the event of a Change of
Control.

MODIFICATION

      The rights of the holders of the Series 2 Debentures as well as any other series of debentures that have been or may be issued under the Indenture may be modified in accordance with the terms of the Indenture. For that purpose, among others, the Indenture will contain certain provisions which will make binding on all holders of Series 2 Debentures resolutions passed at meetings of the holders of Series I Debentures and Series 2 Debentures by votes cast thereat by holders of not less than 66 2/3% of the principal amount of the then outstanding Series
1 Debentures and Series 2 Debentures present at the meeting or represented by proxy, or rendered by instruments in writing signed by the holders of not less than 66 2/3% of the principal amount of the then outstanding Series I Debentures and Series 2 Debentures. In certain cases, the modification will, instead of or in addition to, require assent by the holders of the required percentage of each particularly affected series of Series 1 Debentures or Series 2 Debentures, as the case may be. Under the Indenture, certain amendments may be made to the
Indenture without the consent of the holders of Series 2 Debentures.

EVENTS OF DEFAULT

      The Indenture provides that an event of default ("Event of Default") in respect of the Series 2 Debentures will occur if certain events described in the
Indenture occur, including if any one or more of the following described events has occurred and is continuing with respect to the Series 2 Debentures: (i)
failure for 15 days to pay interest on the Series 2 Debentures when due; (ii)
failure to pay principal or premium, if any, on the Series 2 Debentures, whether at maturity, upon redemption, by declaration or otherwise; or (iii) certain events of bankruptcy, insolvency or reorganization of the Fund under bankruptcy or insolvency laws. Subject to the Senior Indebtedness Postponement Provisions,
if an Event of Default has occurred and is continuing, the Debenture Trustee may, in its discretion, and shall, upon the request of holders of not less than
25% in principal amount of the then outstanding Series 1 Debentures and Series 2
Debentures, declare the principal of (and premium, if any) and interest on all outstanding Series 1 Debentures and Series 2 Debentures to be immediately due and payable.

OFFERS FOR SERIES 2 DEBENTURES

      The Indenture contains provisions to the effect that if an offer is made for the Series 2 Debentures which is a take-over bid for Series 2 Debentures within the meaning of the Securities Act (Ontario) and not less than 90% of the
Series 2 Debentures (other than Series 2 Debentures held at the date of the take-over bid by or on behalf of the offeror or associates or affiliates of the offeror) are taken up and paid for by the offeror, the offeror will be entitled to acquire the Series 2 Debentures held by holders of Series 2 Debentures who did not accept the offer on the terms offered by the offeror.

LIMITATION ON NON-RESIDENT OWNERSHIP

      At no time may non-residents of Canada be the beneficial owners of a majority of the outstanding Trust Units (on a fully-diluted basis). The Fund may require declarations as to the jurisdictions in which beneficial owners of
Series 2 Debentures are resident. If the Fund becomes aware that the beneficial owners of 49% of the Trust Units then outstanding (on a fully-diluted basis)
are, or may be, non-residents, or that such a situation is imminent, the Fund may make a public announcement thereof and shall cause the Debenture Trustee or the transfer agent and registrar of the Trust Units not to register a transfer of Series 2 Debentures or Trust Units to a person unless the person provides a declaration that the person is not a non-resident. If, notwithstanding the foregoing, the Fund determines that a majority of the outstanding Trust Units
(on a fully-diluted basis) are held by non-residents, the Fund may send a notice to non-resident holders of Series i Debentures, Series 2 Debentures or Trust
Units, chosen in inverse order to the order of acquisition or registration of the Series I Debentures, Series 2 Debentures and Trust Units or in such manner as the Fund may consider equitable and practicable, requiring them

                                     - 17 -

to sell their Series 1 Debentures, Series 2 Debentures or Trust Units or a
portion thereof within a specified period of not less than 60 days. If the
Series 1 Debenture holders or Series 2 Debenture holders or Unitholders receiving such notice have not sold the specified number of Series 1 Debentures,
Series 2 Debentures or Trust Units or provided the Fund with satisfactory evidence that they are not non-residents within such period, the Fund may on behalf of such Series 1 Debenture holder, Series 2 Debenture holder or
Unitholder sell such Series 1 Debentures, Series 2 Debentures or Trust Units, as
the case may be, and, in the interim, shall suspend the rights attached to such
Series 1 Debentures, Series 2 Debentures or Trust Units, Upon such sale, the affected holders shall cease to be holders of Series 1 Debentures, Series 2
Debentures or Trust Units, as the case may be, and their rights shall be limited to receiving the net proceeds of sale upon surrender of such Series 1
Debentures, Series 2 Debentures or Trust Units.

BOOK ENTRY, DELIVERY AND FORM

      Series 2 Debentures will be issued in the form of fully registered global
Series 2 Debentures (the "Global Series 2 Debentures") held by, or on behalf of,
CDS or its successor, (the "Depository") as custodian for its participants.

      All Series 2 Debentures will be represented in the form of Global Series 2
Debentures registered in the name of the Depository or its nominee. Purchasers of Series 2 Debentures represented by Global Series 2 Debentures will not receive Series 2 Debentures in definitive form. Rather, the Series 2 Debentures will be represented only in "book-entry only" form (unless the Fund, in its sole discretion, elects to prepare and deliver definitive Series 2 Debentures in fully registered form). Beneficial interests in the Global Series 2 Debentures, constituting ownership of the Series 2 Debentures, will be represented through book-entry accounts of institutions (including the Underwriters) acting on behalf of beneficial owners, as direct and indirect participants of the
Depository (the "participants"). Each purchaser of a Series 2 Debenture represented by a Global Series 2 Debenture will receive a customer confirmation of purchase from the Underwriter or Underwriters from whom the Series 2
Debenture is purchased in accordance with the practices and procedures of the selling Underwriter or Underwriters. The practices of the Underwriters may vary but generally customer confirmations are issued promptly after execution of a customer order. The Depository will be responsible for establishing and maintaining book-entry accounts for its participants having interests in Global
Series 2 Debentures.

      If the Depository notifies the Fund that it is unwilling or unable to continue as depository in connection with the Global Series 2 Debentures, or if at any time the Depository ceases to be a clearing agency or otherwise ceases to be eligible to be a depository and the Fund and the Debenture Trustee are unable to locate a qualified successor, or if the Fund elects, in its sole discretion, to terminate the book-entry system, with the consent of the Debenture Trustee, or if under certain circumstances described in the Indenture, an Event of
Default has occurred, beneficial owners of Series 2 Debentures represented by
Global Series 2 Debentures at such time will receive Series 2 Debentures in registered and definitive form (the "Definitive Series 2 Debentures").

TRANSFER AND EXCHANGE OF SERIES 2 DEBENTURES

      Transfers of beneficial ownership in Series 2 Debentures represented by
Global Series 2 Debentures will be effected through records maintained by the
Depository for such Global Series 2 Debentures or its nominees (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). Unless the Fund elects, in its sole discretion, to prepare and deliver Definitive Series 2 Debentures, beneficial owners who are not participants in the Depository's book-entry system, but who desire to purchase, sell or otherwise transfer ownership of or other interests in Global Series 2 Debentures, may do so only through participants in the Depository's book-entry system.

      The ability of a beneficial owner of an interest in a Series 2 Debenture represented by a Global Series 2 Debenture to pledge the Series 2 Debenture or otherwise take action with respect to such owner's interest in a Series 2
Debenture represented by a Global Series 2 Debenture (other than through a participant) may be limited due to the lack of a physical certificate.

                                     - 18 -

      Registered holders of Definitive Series 2 Debentures may transfer such
Series 2 Debentures upon payment of taxes or other charges incidental thereto, if any, by executing and delivering a form of transfer together with the Series
2 Debentures to the registrar for the Series 2 Debentures at its principal offices in Toronto, Ontario, Montreal. Quebec and Calgary, Alberta or such other city or cities as may from time to time be designated by the Fund, whereupon new
Series 2 Debentures will be issued in authorized denominations in the same aggregate principal amount as the Series 2 Debentures so transferred, registered in the names of the transferees. No transfer of a Series 2 Debenture will be registered on any Interest Payment Date or during the five business days preceding the Interest Payment Date or on any Redemption Date or during the five business days preceding the Redemption Date.

PAYMENTS

      Payments of interest and principal on each Global Series 2 Debenture will be made to the Depository or its nominee, as the case may be, as the registered holder of the Global Series 2 Debenture. As Song as the Depository or its
nominee is the registered owner of a Global Series 2 Debenture, such Depository or its nominee, as the case may be, will be considered the sole legal owner of the Global Series 2 Debenture for the purposes of receiving payments of interest and principal on the Series 2 Debentures and for ail other purposes under the
Indenture and the Series 2 Debentures. The record date for the payment of interest will be the fifth business day prior to the applicable Interest Payment
Date. Interest payments on Global Series 2 Debentures will be made by electronic funds transfer or by cheque on the day interest is payable and delivered to the
Depository or its nominee, as the case may be.

      The Fund understands that the Depository or its nominee, upon receipt of any payment of interest or principal in respect of a Global Series 2 Debenture, will credit participants' accounts, on the date interest or principal is payable, with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global Series 2 Debenture as shown on the records of the Depository or its nominee. The Fund also understands that payments of interest and principal by participants to the owners of beneficial interest in such Global Series 2 Debenture held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participants. The responsibility and liability of the Fund in respect of payments on Series 2
Debentures represented by the Global Series 2 Debenture is limited solely and exclusively, while the Series 2 Debentures are registered in Global Series 2
Debenture form, to making payment of any interest and principal due on such
Global Series 2 Debenture to the Depository or its nominee.

      If Definitive Series 2 Debentures are issued instead of or in place of
Global Series 2 Debentures, payments of interest on each Definitive Debenture will be made by electronic funds transfer, if agreed to by the holder of the
Definitive Debenture, or by cheque dated the Interest Payment Date and mailed to the address of the holder appearing in the register maintained by the registrar for the Series 2 Debentures at least one business day prior to the applicable
Interest Payment Date. Payment of principal at maturity will be made at the principal office of the paying agent in the City of Toronto (or in such other city or cities as may from time to time be designated by the Fund) against surrender of the Definitive Series 2 Debentures, if any.

REPORTS TO HOLDERS

      The Fund shall file with the Debenture Trustee, within 15 days after the filing thereof with the securities commission or securities regulatory authority in the provinces in which the Fund is a reporting issuer (the "Securities
Commissions"), copies of the Fund's annual report and the information, documents and other reports that the Fund is required to file with the Securities
Commissions and deliver to Unitholders. Notwithstanding that the Fund may not be required to remain subject to the reporting requirements of the Securities
Commissions, the Fund shall provide to the Debenture Trustee (a) within 90 days after the end of each fiscal year, an annual financial statement of the Fund, and (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, interim financial statements of the Fund which shall, at a minimum, contain such information as is required to be provided in quarterly reports under the laws of Canada or any province thereof to security

                                     - 19 -

holders of a company with securities listed on the TSX, whether or not the Fund has any of its securities so listed. Each of such reports will be prepared in accordance with Canadian disclosure requirements and generally accepted accounting principles. The Fund will provide copies of such information, documents and reports to holders of Series 2 Debentures upon request.

GOVERNING LAW

      Each of the Indenture and the Series 2 Debentures are governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein applicable to contracts executed and to be performed entirely in such Province.

                              PLAN OF DISTRIBUTION

      Under an underwriting agreement (the "Underwriting Agreement") between the
Fund, the Manager and the Underwriters dated October 18, 2006, as amended and restated as of November 10, 2006, the Fund has agreed to issue and sell, and the
Underwriters have agreed to purchase, on November 22, 2006 or on such other date as may be agreed, but in any event not later than November 24, 2006, subject to compliance with all necessary legal requirements and to the terms and conditions contained in the Underwriting Agreement, 60,000 Series 2 Debentures at a price of $1,000 per Series 2 Debenture for an aggregate price of $60,000,000, payable in cash to the Fund against delivery. The Underwriting Agreement provides that the Fund will pay to the Underwriters a fee of S40 per $1,000 principal amount of Series 2 Debenture (an aggregate fee of $2,400,000) in consideration for their services in connection with this offering. The obligations of the
Underwriters under the Underwriting Agreement are several and may be terminated upon the occurrence of certain stated events. The Underwriters are, however, obligated to take up and pay for all of the Series 2 Debentures offered hereby if any are purchased under the Underwriting Agreement.

      The TSX has conditionally approved the listing of the Series 2 Debentures and the Trust Units issuable upon conversion, redemption or maturity of the
Series 2 Debentures to be distributed under this short form prospectus. Listing will be subject to the Fund fulfilling all of the requirements of the TSX on or before January 14, 2007.

      The Series 2 Debentures offered hereby have not been and will not be registered under the United States Securities Act of 1933 (the "U.S. Securities
Act") and may not be offered or sold within the United States or to U.S. persons absent registration except pursuant to an applicable exemption from the registration requirements of the U.S. Securities Act. In addition, until 40 days after the commencement of this offering of Series 2 Debentures, an offer or sale of the Series 2 Debentures within the United States by any dealer (whether or not participating in this offering) may violate the registration requirements of the U.S. Securities Act unless such offer is made pursuant to an exemption under the U.S. Securities Act

      The Fund has agreed that it will not, without the prior written consent of
BMO and CIBC pursuant to the Underwriting Agreement, which consent may not be unreasonably withheld, directly or indirectly, authorize, issue or sell any
Series 2 Debentures, Trust Units or securities convertible into or exchangeable or exercisable for Trust Units (or agree to do so or publicly announce any intention to do so), at any time prior to the date 90 days after the closing of this offering other than for purposes of directors', officers' or employee stock options, including employee stock purchase plan deduction or to satisfy existing instruments.

      Pursuant to policy statements of the Ontario Securities Commission and the
Autorite des marches financiers of Quebec, the Underwriters may not, throughout the period of distribution under this short form prospectus, bid for or purchase
Series 2 Debentures. The foregoing restriction is subject to exceptions, on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the Series 2
Debentures. These exceptions include a bid or purchase permitted under the

                                     - 20 -

by-laws and rules of the TSX relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution.

      BMO, National Bank and TD, three of the Underwriters, are wholly-owned subsidiaries of Canadian chartered banks which provided the Fund with the Credit
Line. Accordingly, the Fund could be considered a connected issuer of BMO,
National Bank and TD for purposes of the securities legislation of certain
Canadian provinces. The decision of BMO, National Bank and TD to underwrite the
Series 2 Debentures was made independently of such banks and such banks have had no influence as to the determination of the terms of distribution. Each of BMO,
National Bank and TD will not receive any benefit in connection with this offering other than a portion of the Underwriters' fee payable by the Fund and that a portion of the proceeds of this offering will be used to pay down outstanding indebtedness to such banks. As of November 9, 2006, the Fund has approximately $114.6 million of indebtedness outstanding under the Credit Line, in addition to letters of credit aggregating approximately S43.1 million, as described in "Trust Unit and Loan Capital - Loan Capital of the Fund". All of
the proceeds of this offering will be used to pay down outstanding indebtedness on the Credit Line. The Credit Line is secured by a fixed and floating charge over all Fund entities. The Fund is in compliance with the terms of the agreements governing the Credit Line and no waiver of any breach has occurred thereunder.

                   CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

      In the opinion of Blake, Cassels & Graydon LLP, counsel to the Fund, and
Cassels Brock & Blackwell LLP, counsel to the Underwriters, the following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations generally applicable to prospective purchasers of Series 2
Debentures pursuant to this short form prospectus who, at all relevant times, for purposes of the Tax Act, are resident or deemed to be resident in Canada, are not affiliated with and deal at arm's length with the Fund, Algonquin Power
Corporation Inc. and the Manager and acquire and hold Series 2 Debentures and
Trust Units as capital property. Generally, the Series 2 Debentures and Trust
Units will be considered to be capital property to a holder provided that the holder does not hold the Series 2 Debentures or the Trust Units in the course of carrying on a business of buying and selling securities and has not acquired them in one or more transactions considered to be an adventure in the nature of trade. Certain holders who might not otherwise be considered to hold their
Series 2 Debentures and Trust Units as capital property may be entitled, in certain circumstances, to treat Series 2 Debentures and Trust Units as capital property by making an irrevocable election under subsection 39(4) of the Tax
Act.

      This summary is not applicable to any holder which is a "financial institution", as defined in section 142.2 of the Tax Act, or to any holder an interest in which would be a "tax shelter investment", as defined in the Tax
Act. Such holders should consult their own tax advisors.

      This summary is based upon the facts set out in this short form prospectus, the current provisions of the Tax Act and the regulations thereunder, all specific proposals (the "Tax Proposals") to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the
Minister of Finance (Canada) prior to the date hereof, and counsel's understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency ("CRA") publicly available prior to the date hereof. This summary is also based on certificates provided to counsel as to certain factual matters. While this summary assumes that the Tax Proposals will be enacted as currently proposed, no assurance can be given that this will be the case.

      This summary is not exhaustive of all possible Canadian federal income tax consequences, and, except for the Tax Proposals, does not take into account or anticipate any changes in law or in the administrative policies or assessing practices of CRA, whether by legislative, governmental or judicial decision or action, and does not take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ significantly from those discussed herein. This summary does not address the effect on the Fund or on prospective holders of Series 2 Debentures and Trust Units of the Tax
Proposals released on October 31, 2003 relating to the deduction of certain losses arising from the deduction of interest and other expenses. The Department of Finance has announced that it intends to release a more modest legislative proposal in this regard.

                                     - 21 -

      THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND
SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PROSPECTIVE
DEBENTUREHOLDER, AND NO REPRESENTATIONS WITH RESPECT TO THE INCOME TAX
CONSEQUENCES TO ANY SUCH DEBENTUREHOLDER ARE MADE. PROSPECTIVE DEBENTUREHOLDERS
SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THE INCOME AND
CAPITAL TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING AND DISPOSING OF SERIES 2
DEBENTURES, INCLUDING THE APPLICATION AND EFFECT OF THE INCOME AND OTHER TAX
LAWS OF ANY COUNTRY, PROVINCE, STATE OR LOCAL TAX AUTHORITY.

      THIS SUMMARY DOES NOT ADDRESS ANY CANADIAN FEDERAL INCOME TAX
CONSIDERATIONS APPLICABLE TO NON-RESIDENTS OF CANADA, AND NON-RESIDENTS SHOULD
CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF ACQUIRING AND
HOLDING SERIES 2 DEBENTURES OR TRUST UNITS. ALL PAYMENTS TO NON-RESIDENTS OF
INTEREST ON OR UPON EXCHANGE, CONVERSION OR REDEMPTION OR AT MATURITY OF THE
SERIES 2 DEBENTURES, OR IN RESPECT OF DISTRIBUTIONS PAYABLE ON THE TRUST UNITS,
WHETHER IN CASH OR TRUST UNITS, WILL BE NET OF ANY APPLICABLE WITHHOLDING TAXES.

QUALIFICATION AS A MUTUAL FUND TRUST

      The Fund has advised counsel that it qualifies as a mutual fund trust under the provisions of the Tax Act, has filed an election under the Tax Act to be deemed to qualify as a mutual fund trust from inception. The balance of the summary assumes that the Fund does and will continue to so qualify. The Fund has also advised counsel that it is registered as a "registered investment" for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans under the Tax Act and has not received notice that such registration has been revoked, and this summary further assumes that the Fund is and will continue to be so registered. If the
Fund were not to so qualify as a mutual fund trust or were not to be so registered, the income tax considerations would in some respects be materially different from those described below.

TAXATION OF THE SERIES 2 DEBENTURES

TAXATION OF INTEREST ON SERIES 2 DEBENTURES

      A holder of Series 2 Debentures that is a corporation, partnership, unit trust or a trust of which a corporation or a partnership is a beneficiary will be required to include in computing its income for a taxation year all interest on the Series 2 Debentures that accrues to the holder to the end of that taxation year or that becomes receivable by or is received by the holder before the end of that taxation year, except to the extent that the holder included that interest in computing its income for a preceding taxation year.

      Any other holder will be required to include in computing its income for a taxation year all interest on the Series 2 Debentures received or receivable by the holder in that taxation year (depending upon the method regularly followed by the holder in computing income), except to the extent that the holder included that interest in income for a preceding taxation year.

      Upon a conversion, redemption or repayment on maturity of a Series 2
Debenture, interest accrued thereon to the date of conversion, redemption or repayment and that would otherwise be payable after that date will be included in computing the holder's income, except to the extent such amount was included in computing the holder's income for that or a previous taxation year. Upon any other disposition or deemed disposition of a Series 2 Debenture, interest accrued thereon to the date of disposition and not yet due will be included in computing the holder's income, except to the extent such amount was otherwise included in the holder's income, and will be excluded in computing the holder's proceeds of disposition of the Series 2 Debenture.

                                     - 22 -

EXERCISE OF CONVERSION PRIVILEGE

      A holder of a Series 2 Debenture who converts a Series 2 Debenture into
Trust Units pursuant to the conversion privilege will be considered to have disposed of the Series 2 Debenture for proceeds of disposition equal to the aggregate of the fair market value of the Trust Units so acquired at the time of acquisition and the amount of any cash received in lieu of fractional Trust
Units. The holder may realize a capital gain or capital loss, computed as described below under "Dispositions of Series 2 Debentures". The cost to the holder of the Trust Units so acquired wilt also be equal to the fair market value thereof at the time of acquisition, and must be averaged with the adjusted cost base of ail other Trust Units of the holder held as capital property at the time of acquisition for the purpose of calculating the adjusted cost base of such Trust Units to the holder.

REDEMPTION OR REPAYMENT OF DEBENTURE

      If the Fund redeems a Series 2 Debenture prior to maturity or repays a
Series 2 Debenture upon maturity and the holder does not exercise the conversion privilege prior to such redemption or repayment, the holder will be considered to have disposed of the Series 2 Debenture for proceeds of disposition equal to the amount received by the holder on such redemption or repayment. If the holder receives Trust Units on redemption or repayment, the holder will be considered to have received proceeds of disposition equal to the aggregate of the fair market value of the Trust Units so received at the time of acquisition and the amount of any cash received in lieu of fractional Trust Units. The holder may realize a capital gain or capital loss computed as described below under
"Dispositions of Series 2 Debentures". The cost to the holder of the Trust Units so received will also be equal to the fair market value thereof, and must be averaged with the adjusted cost base of all other Trust Units held as capital property at the time of the acquisition for the purpose of calculating the adjusted cost base of such Trust Units.

DISPOSITIONS OF SERIES 2 DEBENTURES

      A disposition or deemed disposition by a holder of a Series 2 Debenture
(including on a conversion, redemption or repayment on maturity of such Series 2
Debenture) will generally result in the holder realizing a capital gain (or capital loss) equal to the amount by which the proceeds of disposition (which will not include any accrued interest) are greater (or less) than the aggregate of the holder's adjusted cost base thereof and any reasonable costs of disposition.

CAPITAL GAINS AND LOSSES

      One-half of any capital gain generally must be included in the holder's income for the taxation year of the disposition as a taxable capital gain, and one-half of any capital loss (an "allowable capital loss") realized in a taxation year is deducted from taxable capital gains realized in the year of disposition, and any excess of allowable capital losses over taxable capital gains may be deducted from taxable capital gains realized in the three preceding taxation years or any subsequent taxation year, subject to detailed rules contained in the Tax Act in this regard.

REFUNDABLE TAX

      A holder that is a "Canadian-controlled private corporation" (as defined in the Tax Act) is liable to pay an additional refundable tax of 6 2/3% on investment income, which generally includes interest income and taxable capital gains.

ALTERNATIVE MINIMUM TAX

      A capital gain realized by a holder who is an individual may give rise to a liability for alternative minimum tax.

                                     - 23 -

CERTAIN TAX-EXEMPT UNITHOLDERS

      Provided that the Fund qualifies as a mutual fund trust for purposes of the Tax Act (see "Canadian Federal Income Tax Considerations - Qualification as
a Mutual Fund Trust") and, with respect to the Series 2 Debentures, the Trust
Units are listed on a prescribed stock exchange in Canada, which includes the
TSX, at a particular time, or, with respect to the Trust Units, is a registered investment for purposes of the Tax Act at a particular time, the Series 2
Debentures and Trust Units will be qualified investments under the Tax Act for trusts governed by registered retirement savings plans ("RRSPs"), registered retirement income funds ("RRIFs"), deferred profit sharing plans ("DPSPs") and registered education saving plans ("RESPs") (collectively. "Plans") (other than with respect to the Series 2 Debentures, a trust governed by a DPSP to which contributions are made by the Fund).

      Plans will generally not be liable for tax in respect of any distributions received from the Fund, any interest received on the Series 2 Debentures or any capital gain arising on dispositions of the Series 2 Debentures or the Trust
Units. However, where a Plan receives assets from the Fund ("Fund Assets") as a result of a redemption of Trust Units, some or all of such Fund Assets may not be qualified investments under the Tax Act for Plans and could give rise to adverse consequences to Plans (and, in the case of RRSPs or RRIFs, to the annuitants thereunder).

TAXATION OF THE FUND AND UNITHOLDERS

      Reference is made to the section entitled "Canadian Federal Income Tax
Considerations" in the Annual Information Form for a summary of the principal
Canadian federal income tax considerations generally applicable to a Unitholder who acquires Trust Units and who, for purposes of the Tax Act, is resident in
Canada, holds the Trust Units as capital property and deals at arm's length with the Fund, Algonquin Power Corporation Inc. and the Manager. Specific reference is made to the second paragraph in such section which refers to the tax treatment of dividends received by a Unitholder that is an individual, under the sub-heading "Taxation of the Unitholders",

      Since the date of the Annual Information Form, the Minister of Finance
(Canada) tabled in the House of Commons, on October 16, 2006, a Notice of Ways
and Means Motion to amend the Tax Act to enhance the gross-up and dividend tax credit for "eligible dividends" received after 2005 from a corporation resident in Canada which are so designated by the corporation (the "Dividend and Tax
Credit Proposals").

      On October 31, 2006, the Minister of Finance announced proposals to impose a tax on distributions from certain publicly traded income trusts and partnerships and subsequently released a Notice of Ways and Means Motion in that regard (the "SIFT Proposals"). The SIFT Proposals will apply to "specified investment flow-throughs" which will include trusts resident in Canada whose units are listed on a stock exchange or other public market if the trust holds one or more "non-portfolio properties". Based on the SIFT Proposals, the Fund is a specified investment flow through entity ("SIFT'"). As a SIFT, the Fund will not be entitled to any deduction in computing its income in respect of any part of its distributions to Unitholders that are attributable either to a business it carries on in Canada or to income (other than dividends from taxable Canadian corporations) from, or capital gains in respect of, non-portfolio properties
("non-portfolio earnings"). Non-portfolio properties include investments in a
"subject entity". The main kinds of subject entities are corporations and trusts resident in Canada and partnerships which meet certain residence related criteria. A subject entity will be a non-portfolio property if the Fund holds securities of the entity that have a fair market value that is greater than 10%
of the entity's equity value or more than 50% of the equity value of the Fund is attributable to the subject entity and affiliated entities. Non-portfolio properties of the Fund would also include (a) Canadian resource properties, timber resource properties and real properties situated in Canada if more than
50% of the Fund's equity value is attributable to such property and (b) any property owned by the Fund and used by the Fund (or a person or partnership not dealing at arm's length with the Fund) in carrying on a business in Canada.
Based on the SIFT Proposals, the Fund has informed counsel that it may have a significant amount of non-portfolio earnings.

      A SIFT will be subject to tax in respect of non-portfolio earnings which it distributes at a rate that is

                                     - 24 -

equivalent to the federal general corporate fax rate plus 13% on account of provincial tax. Any non-portfolio earnings distributed by a SIFT will be taxable to the Unitholder as if the distribution were a taxable dividend from a taxable
Canadian corporation and will be deemed to be an "eligible dividend" eligible for the enhanced gross-up and tax credit under the Dividend and Tax Credit
Proposals.

      The SIFT Proposals should not generally apply to an existing SIFT, such as the Fund, or its Unitholders for taxation years that end before 2011. The SIFT
Proposals contain a statement that they are not currently intended to prevent existing SIFTs from normal growth during the transitional period, although any undue expansion of an existing SIFT could cause this to be revisited. No indication was given as to what would be considered to be undue expansion for this purpose. The Fund has advised counsel that this offering is similar in size and purpose to previous offerings by the Fund and is part of the Fund's normal growth; however, no assurance can be given that this offering could not be considered to be an undue expansion for these purposes, resulting in the earlier application of the SIFT Proposals to the Fund.

      No assurance can be given as to whether the SIFT Proposals will be enacted as proposed.

                           ELIGIBILITY FOR INVESTMENT

      Eligibility of the Series 2 Debentures offered by this short form prospectus for investment by purchasers to whom any of the following statutes apply is, in certain cases, governed by criteria which such purchasers are required to establish as policies or guidelines pursuant to the applicable statutes (and where applicable the regulations thereunder) and, in certain cases, the filing of such policies or guidelines and is subject to the prudent investment standards and general investment provisions, restrictions and limitations provided therein:

Insurance Companies Act (Canada)                               Financial Institutions Act (British Columbia)

Trust and Loan Companies Act (Canada)                          The Insurance Act (Manitoba)

Pension Benefits Standards Act, 1985 (Canada)                  The Pension Benefits Act (Manitoba)

Pension Benefits Act (Ontario)                                 The Trustee Act (Manitoba)

Supplemental Pension Plans Act (Quebec)                        Insurance Act (Alberta)

An Act respecting insurance (Quebec) (in respect of            Loan and Trust Corporations Act (Alberta)
insurers, as defined therein, other than guarantee funds)      Pension Benefits Act (New Brunswick)

An Act respecting trust companies and savings companies
(Quebec) (for a trust company investing in its
own funds and deposits it receives or a savings company, as
defined therein, investing its funds)

      The Series 2 Debentures and Trust Units issuable on the conversion of the
Series 2 Debentures will be qualified investments under the Tax Act for trusts governed by RRSPs, RRIFs, RESPs and DPSPs (other than with respect to the Series
2 Debentures, a trust governed by a DPSP to which contributions are made by the
Fund), subject to the qualifications and assumptions discussed under "Canadian
Federal Income Tax Considerations".

           INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

      Algonquin Power took the initiative in organizing the business and affairs of the Fund. The Manager and Power Systems are affiliates of Algonquin Power.

Management Agreement

      Algonquin Canada, Algonquin Holdco and Algonquin Power Trust
(collectively, "Algonquin") and the Manager are parties to the Management
Agreement, under which the Manager provides management services (the "Management
Services") for the Fund Businesses. The Management Services provided include advice and consultation concerning business planning, support, guidance and policy making and general management

                                     - 25 -

services. Senior officers of the Manager also act as senior officers of the
Fund's related entities. Specific functions performed by the Manager include:
(i) managing accounting and financial services; (ii) assisting in the preparation of financial statements; (iii) negotiating and communicating with third parties with respect to contractual and other matters; (iv) arranging external professional and non-professional services; (v) assisting in providing human resources; and (vi) advising on acquisitions and sales of subsidiaries and/or businesses.

      In exercising its powers and discharging its duties under the Management
Agreement, the Manager is required to exercise the degree of care, diligence and skill that a reasonable, prudent advisor or manager having responsibility for management of a similar business would exercise in comparable circumstances.

      The Manager is compensated for its services as follows: (i) the Manager is paid an annual fee of $661,308 per calendar year payable in quarterly instalments of $165,327, adjusted annually for changes in the Canadian consumer price index (the "Annual Fee"); (ii) the Manager is paid incentive fees based on
25% of Distributable Cash per Trust Unit in excess of $0.92 per annum; and (iii)
the Manager is reimbursed for its costs and expenses incurred in the performance of the Management Services. The Manager is not entitled to any acquisition-based incentive fees.

      The Management Agreement's term expires on December 31, 2012 and on expiry of the initial term, is renewable for rolling five year terms.

      The Manager holds special voting shares of Algonquin Canada and Algonquin
America which confer upon the Manager the right to elect two of the three directors of Algonquin Canada and all of the directors of Algonquin America.
These shares carry no other right to vote and no material economic benefit and may be purchased by the Fund, or Algonquin Canada or Algonquin America, as
applicable, at their issue price upon termination or expiry of the Management
Agreement.

      The Management Agreement contains provisions to regulate any conflicts of interest which may arise and provides for indemnification by the Manager of
Algonquin in certain circumstances.

Operations Supervisory Agreement

      Algonquin and Power Systems are parties to the Operations Supervisory
Agreement, pursuant to which Power Systems provides certain operations related services which are beyond the scope of the operations and maintenance services agreements which have been entered into between the entities which own the various facilities and Power Systems. Specific functions include: (i) planning of capital repairs; (ii) compliance monitoring for environmental permits; and
(iii) administration of power purchase agreements. It contains similar provisions regarding standard of care and conflicts of interest as the
Management Agreement.

      Power Systems does not receive any payment of fees in connection with its services under the Operations Supervisory Agreement and is now paid on a cost reimbursement basis only.

      The Operations Supervisory Agreement is coterminous with the Management
Agreement.

Administration Agreement

      The Manager administers the Fund pursuant to the Administration Agreement entered into between the Fund and the Manager under which it is responsible for the administration and management of the affairs of the Fund. Specific functions include, among other things: (i) preparing all returns, filings and documents;
(ii) providing advice with respect to the Fund's obligations as a reporting issuer; (iii) providing investor relations services; and (iv) providing audit, accounting, engineering, legal, insurance and other professional services.

                                     - 26 -

      The Manager is reimbursed for its reasonable out-of-pocket expenses incurred in administering the Fund. These expenses are included in the $0.8 million, including reimbursable expenses, paid to the Manager under the
Management Agreement for the fiscal period ended December 31, 2005.

      The Administration Agreement is coterminous with the Management Agreement.

Governance Agreement

      Pursuant to the Governance Agreement, the Manager is entitled to appoint two directors to Algonquin Holdco's and Algonquin Canada's board of directors, with the Fund being entitled to appoint one director. Although there is currently one trustee of Algonquin Power Trust, the Manager also has the right to increase the number of trustees to three and appoint two of the trustees. The articles of Algonquin Canada and Algonquin Holdco provide that the number of directors is fixed at three.

      The Governance Agreement will remain in force for so long as the
Management Agreement remains in force and provides that the Fund will not vote for any amendment to Algonquin Canada's or Algonquin Holdco's articles or
Algonquin Power Trust's declaration of trust, including an amendment with respect to the number of directors, without the Manager's approval.

Other Agreements

      For additional details regarding the Management Agreement, Administration
Agreement, Operations Supervisory Agreement, Governance Agreement and other agreements between the Manager or its affiliates and the Fund, see the Annual
Information Form - "Governance, Management and Operations".

                                  RISK FACTORS

      Reference is made to the section entitled "Risk Factors" in the Annual
Information Form. It is important for you to consider the particular risk factors that may affect the industry in which you are investing, and therefore the stability of the distributions that you receive. See, for example,
"Regulatory Climate and Permits", "Dependence upon Fund Businesses", "Growth
Capital Requirements", "Environmental and Safety Considerations", "Exchange
Rates" and "Credit Line" under the "Risk Factors" section at pages 116 to 122 of the Annual Information Form. That section also describes the Fund's assessment of those risk factors, as well as the potential consequences to an investor if a risk should occur.

      In addition, you should consider the following risks:

REPAYMENT OF THE SERIES 2 DEBENTURES

      The Series 2 Debentures mature on November 30, 2016. The Fund may not be able to refinance the principal amount of the Series 2 Debentures in order to repay the principal outstanding or may not have generated enough cash from operations to meet this obligation. There is no guarantee that the Fund will be able to repay the outstanding principal amount upon maturity of the Series 2
Debentures.

TRADING MARKET

      The Series 2 Debentures constitute a new issue of securities of the Fund for which there is currently no public market. If the Series 2 Debentures are traded after their initial issuance, they may trade at a discount from their offering price depending on prevailing interest rates, the market for similar securities, the performance of the Fund and other factors. No assurance can be given as to whether an active trading market will develop or be maintained for the Series 2 Debentures. To the extent that an active trading market for the
Series 2 Debentures does not develop, the liquidity and trading prices for the
Series 2 Debentures may be adversely affected.

                                     - 27 -

PRIOR RANKING INDEBTEDNESS

      The Series 2 Debentures will rank junior to all existing and future Senior
Indebtedness. See "Details of the Offering - Subordination."

ABSENCE OF COVENANT PROTECTION

      The Indenture will not restrict the ability of the Fund or any of its subsidiaries from incurring additional indebtedness for borrowed money or otherwise from mortgaging, pledging or charging its real or personal property or properties to secure any indebtedness or other financing. The Indenture will not contain any provisions specifically intended to protect holders of the Series 2
Debentures in the event of a future leveraged transaction involving the Fund or any of its subsidiaries.

REDEMPTION PRIOR TO MATURITY

      The Series 2 Debentures may be redeemed, at the option of the Fund, on or after November 30, 2010 and prior to the Maturity Date in whole or in part, at a redemption price equal to the principal amount thereof, together with any accrued and unpaid interest subject to certain conditions described under
"Details of the Offering" -Redemption and Purchase". Holdings of Series 2
Debentures should assume that this redemption option will be exercised if the
Fund is able to refinance at a lower interest rate or it is otherwise in the interest of the Fund to redeem the Series 2 Debentures.

INABILITY OF THE FUND TO PURCHASE SERIES 2 DEBENTURES

      The Fund will be required to offer to purchase all outstanding Series 2
Debentures upon the occurrence of Change of Control. However, it is possible that following a Change of Control, the Fund will not have sufficient funds at that time to make the required purchase of outstanding Series 2 Debentures or that restrictions contained in other indebtedness will restrict those purchases.
See "Details of the Offering - Put Right upon a Change of Control".

SIFT PROPOSALS

      Reference is made to the description of the SIFT Proposals in the section entitled "Canadian Federal Income Tax Considerations - Taxation of the Fund and
Unitholders" in this short form prospectus.

      The SIFT Proposals did not include draft legislation and no assurance can be given as to the precise form that the SIFT Proposals will take, if and when enacted. The SIFT Proposals provide that they reflect the present intentions of the Government but are subject to change in order to ensure that they meet the policy objectives that underlie them. The SIFT Proposals further provide that if there should emerge structures or transactions that are clearly designed to frustrate these policy objectives, any aspect of the SIFT Proposals may be changed and with immediate effect.

      If the SIFT Proposals apply to the Fund in 2011 and provided the corporate rate reductions and the Dividend and Tax Credit Proposals are enacted as proposed it is anticipated that generally the tax paid by the Fund and a
Unitholder who is a taxable Canadian resident individual on distributed non-portfolio earnings would be substantially equivalent to the tax that would be payable on such distributions by such Unitholders if the SIFT Proposals were not enacted. However, no assurance can be given in this regard. Non-resident
Unitholders and Canadian resident Unitholders which are exempt from tax would be negatively affected by the application of the SIFT Proposals if enacted as proposed based on the Fund's current investments.

      The SIFT Proposals should not generally apply to an existing SIFT, such as the Fund, or its Unitholders for taxation years that end before 2011. The SIFT
Proposals contain a statement that they are not currently intended to prevent existing SIFTs from normal growth during the transitional period, although any undue

                                     - 28 -

expansion of an existing SIFT could cause this to be revisited. No indication was given as to what would be considered to be undue expansion for this purpose.
The Fund has advised counsel that this offering is similar in size and purpose to previous offerings by the Fund and is part of the Fund's normal growth;
however, no assurance can be given that this offering could not be considered to be an undue expansion for these purposes, resulting in the earlier application of the SIFT Proposals to the Fund.

                                  LEGAL MATTERS

      Certain legal matters relating to the issuance of the Series 2 Debentures to the public will be passed upon at closing by Blake, Cassels & Graydon LLP on behalf of the Fund and the Manager and by Cassels Brock & Blackwell LLP on
behalf of the Underwriters. As of the date hereof, the partners and associates of Blake, Cassels & Graydon LLP own less than 1% of the issued and outstanding
Trust Units and debentures of the Fund. As of the date hereof, the partners and associates of Cassels Brock & Blackwell LLP own less than 1% of the issued and outstanding Trust Units and debentures of the Fund.

                  STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

      Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities.
This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province.
The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province for the particulars of these rights or consult with a legal advisor.

                                     - 29 -

                                AUDITORS' CONSENT

      We have read the amended and restated short form prospectus of Algonquin
Power Income Fund (the "Fund") dated November 10, 2006 relating to the issue and sale of 6.20% convertible unsecured subordinated debentures due November 30,
2016 of the Fund. We have complied with Canadian generally accepted standards for an auditors involvement with offering documents.

      We consent to the incorporation by reference in the above-mentioned short form prospectus of our auditors' report to the unitholders on the consolidated balance sheets of the Fund as at December 31, 2005 and 2004 and the consolidated statements of earnings and deficit and cash flows for the years in the two year period ended December 31, 2005. Our report thereon is dated March 7, 2006.

Toronto, Canada                                                (signed) KPMG LLP
November 10, 2006                                          Chartered Accountants

                                       F-1

                   CERTIFICATE OF ALGONQUIN POWER INCOME FUND

Dated: November 10, 2006

      This amended and restated short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of all of the provinces of
Canada. For the purpose of the Province of Quebec, this simplified prospectus, together with documents incorporated herein by reference and as supplemented by the permanent information record, contains no misrepresentation that is likely to affect the value or the market price of the securities to be distributed.

                           ALGONQUIN POWER INCOME FUND
                       By: Algonquin Power Management Inc.

  By: (Signed) CHRIS K. JARRATT                    By: (Signed) PETER KAMPIAN
Chief Executive Officer and Director                   Chief Financial Officer

  By: (Signed) IAN E. ROBERTSON                    By: (Signed) DAVID C. KERR
        Director Director

                                       C-1

                         CERTIFICATE OF THE UNDERWRITERS

Dated: November 10, 2006

      To the best of our knowledge, information and belief, this amended and restated short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of all of the provinces of Canada. For the purpose of the
Province of Quebec, to our knowledge, this simplified prospectus, together with documents incorporated herein by reference and as supplemented by the permanent information record, contains no misrepresentation that is likely to affect the value or the market price of the securities to be distributed.

        BMO NESBITT BURNS INC.                      CIBC WORLD MARKETS INC.
      By: (Signed) JAMES A. TOWER               By: (Signed) DAVID H. WILLIAMS

     NATIONAL BANK FINANCIAL INC.                     SCOTIA CAPITAL INC.
   By: (Signed) WILLIAM M. CROSSLAND            By: (Signed) EDUARDO SALGADO M.

     RBC DOMINION SECURITIES INC.                     TD SECURITIES INC.
     By: (Signed) DAVID DAL BELLO               By: (Signed) HAROLD R. HOLLOWAY

                          CANACCORD CAPITAL CORPORATION
                         By:(Signed) CRAIG G. H. WARREN

  DUNDEE SECURITIES      FIRSTENERY CAPITAL         HSBC SECURITIES              RAYMOND JAMES LTD
     CORPORATION               CORP.                 (CANADA) INC.
By:(Signed) ANDREA S.   By:(Signed) M. SCOTT    By:(Signed) JAY K. LEWIS     By:(Signed) JOHN D. GRANT
       RUDNICK                 BRATT

                                       C-2

                                  ALGONQUIN
                                  [LOGO] POWER
                                         INCOME FUND